Exhibit 4.12

GREENPOINT FINANCIAL CORP.

AMENDED AND RESTATED

1994 STOCK INCENTIVE PLAN

1. Purpose.

The purpose of the GREENPOINT FINANCIAL CORP. Amended and Restated 1994 Stock Incentive Plan (the “Plan”) is to advance the interests of GreenPoint Financial Corp. (the “Holding Company” or “Company”), its shareholders and its present and future Affiliates (as that term is defined below), by providing those key employees of the Holding Company and its Affiliates, including GreenPoint Bank (the “Savings Bank”), upon whose judgment, initiative and efforts the successful conduct of the business of the Holding Company and its Affiliates largely depends, with additional incentive to perform in a superior manner. A purpose of the Plan is also to attract people of experience and ability to the service of the Holding Company and its Affiliates.

2. Definitions.

(a) “Affiliate” means (i) a member of a controlled group of corporations of which the Holding Company is a member or (ii) an unincorporated trade or business which is under common control with the Holding Company as determined in accordance with Section 414(c) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder. For purposes hereof, a “controlled group of corporations” shall mean a controlled group of corporations as defined in Section 1563(a) of the Code determined without regard to Sections 1563(a)(4) and (e)(3)(C).

(b) “Award” means a grant of Non-statutory Stock Options, Incentive Stock Options, Limited Rights and/or Restricted Stock under the provisions of this Plan.

(c) “Board of Directors” or “Board” means the board of directors of the Holding Company.

(d) “Change in Control” means

A. the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph C; or

B. individuals who, as of August 1, constitute the Board (the “Incumbent Board”) cease for any reason not to constitute at least a majority of the Board, provided, however, that any individual becoming a director subsequent to August 1 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

C. consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

D. approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Commission” means the Securities and Exchange Commission.

(g) “Committee” means the Compensation Committee, which is a committee consisting of at least three members of the Board of Directors, all of whom are “non-employee directors” as such term is defined under Rule 16b-3 under the Exchange Act, as promulgated by the Commission and are “outside directors” as such term is defined under Section 162(m) of the Code.

(h) “Common Stock” means the Common Stock of the Holding Company, par value $.01 per share.

(i) “Date of Grant” means the date an Award granted by the Committee is effective pursuant to the terms hereof.

(j) “Disability” means disability as defined in the Savings Bank’s retirement plan, or if not so defined, shall mean the permanent and total inability of an employee by reason of mental or physical infirmity, or both, to perform the work customarily assigned to him. In order to qualify as a Disability, a medical doctor selected or approved by the Board of Directors, and knowledgeable in the field of such infirmity, must advise the Committee either that it is not possible to determine when such Disability will terminate or that it appears probable that such Disability will be permanent during the remainder of said participant’s lifetime.

(k) “Fair Market Value” means as of any given date, the closing price of the Common Stock on the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”) or on any national exchange on which the Common Stock is listed. If there is no regular public trading market for such Common Stock, the Fair Market Value of the Common Stock shall be determined by the Committee. For purposes of the grant of Options at the time of the conversion of the Savings Bank, Fair Market Value shall mean the initial public offering price of the Common Stock.

(l) “Incentive Stock Option” means an Option granted by the Committee to a Participant, which Option is designated by the Committee as an Incentive Stock Option pursuant to Section 8.

(m) “Limited Right” means the right to receive an amount of cash based upon the terms set forth in Section 9.

(n) “Non-statutory Stock Option” means an Option granted by the Committee to a Participant, which is not designated by the Committee as an Incentive Stock Option.

(o) “Option” means an Award granted under Section 7 or Section 8.

(p) “Participant” means an employee of the Holding Company or its Affiliates chosen by the Committee to receive Incentive Stock Options, Non-statutory Stock Options and/or Limited Rights under the Plan, subject to the terms of Section 6.

(q) “Plan Year(s)” means a calendar year or years commencing on or after January 1, 1994.

(r) “Restricted Stock” means an Award granted under Section 11.

(s) “Retirement” means retirement from the employ of the Holding Company or its Affiliates at the normal or early retirement date as set forth in any tax-qualified retirement/pension plan of the Savings Bank.

(t) “Termination for Cause” means the termination upon an intentional failure to perform stated duties, willful misconduct, breach of a fiduciary duty involving personal profit, or acts or omissions of personal dishonesty, any of which results in material loss to the Holding Company or one of its Affiliates or, any willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order which results in material loss to the Holding Company or one of its Affiliates.

3. Administration.

Subject to the express provisions of the Plan, the Committee shall have the plenary authority in its discretion to determine when and to whom Awards shall be granted and the number of shares to be covered by each Award; to interpret the Plan and to prescribe, amend and rescind rules and regulations relating to it; to determine the terms and provisions of the respective Award agreements; to modify, amend or adjust the terms and conditions of any Award, at any time and from time to time; and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee’s determination on the foregoing matters shall be conclusive on all Participants in the Plan and on their legal representatives and beneficiaries.

The Board of Directors may from time to time appoint members of the Committee in substitution for, or in addition to, members previously appointed and may fill vacancies, however caused, in the Committee. The Committee shall select one of its members as its chairman and shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members eligible to vote. Any decision or determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary, shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable. The Committee may also designate the Secretary or any Assistant Secretary of the Holding Company or other employees of the Holding Company or any of its Affiliates to assist the Committee in the administration of the Plan and may grant authority to such persons to execute Option agreements or other documents on behalf of the Committee.

No member of the Board or the Committee shall be liable for any determination made in good faith with respect to the Plan. If a member of the Board or the Committee is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of anything done or not done by him in such capacity under or with respect to the Plan, the Holding Company shall indemnify such member against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Holding Company and its Affiliates and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided, however, that no indemnification may be made if a judgment or adjudication establishes that his acts were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

4. Types of Awards.

Awards under the Plan may be granted in any one or a combination of:

A. Non-statutory Stock Options;

B. Incentive Stock Options;

C. Limited Rights; and

D. Restricted Stock

as defined below in Sections 7 through 11.

5. Stock Subject to the Plan.

Subject in each case to adjustment as provided in Section 15, the maximum number of shares of Common Stock available for grant under the Plan is 10,800,000 shares of Common Stock, provided that no more than 7,850,000 shares may be granted as Incentive Stock Options. These shares of Common Stock may be either authorized but unissued shares or shares previously issued and reacquired by the Holding Company (including treasury shares). To the extent that Options or Limited Rights are granted under the Plan, the shares underlying such Options will be unavailable for future grants under the Plan except that, to the extent that Options (and any Limited Rights related thereto) granted under the Plan terminate, expire or are cancelled without having been exercised in full (or in the case of Limited Rights, exercised for cash), the corresponding number of unpurchased shares which were reserved for issuance upon exercise thereof shall again be available for the purposes of the Plan, and new Awards may be made with respect to these shares. If any shares of Restricted Stock are forfeited for which the participant did not receive any benefits of ownership (as such phrase is construed by the Commission), such Awards shall again be available for distribution under the Plan.

6. Eligibility.

Only persons who, on the Date of Grant, are regular salaried officers or other key employees of the Holding Company or its Affiliates shall be eligible to be Participants hereunder, provided that in no event shall any Options be granted that will violate the Articles of Incorporation or Bylaws of the Holding Company or any applicable federal or state law, regulation or order. Directors who are not such regularly salaried employees or officers of the Holding Company or its Affiliates shall not be eligible to be Participants. A Participant who has been granted an Award under the Plan may be granted an additional Award or Awards.

In determining the employees to whom Awards shall be granted and the number of shares to be covered by each Award, the Committee shall take into account the duties of the respective employees, their present and potential contributions to the success of the Holding Company and its Affiliates, the anticipated number of years of effective service remaining and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

7. Non-statutory Stock Options.

The Committee may, from time to time, grant Non-statutory Stock Options to Participants and, upon such terms and conditions as the Committee may determine, grant Non-statutory Stock Options in exchange for and upon surrender of previously granted Awards under this Plan, provided that, subject to adjustment as provided in Section 15, no participant may be granted Options (both Non-statutory and Incentive Stock Options) covering more than 800,000 shares in any one calendar year (the “Maximum Grant”). Non-statutory Stock Options granted under this Plan are subject to the following terms and conditions:

(a) Price. The purchase price per share of Common Stock deliverable upon the exercise of each Non-statutory Stock Option shall be determined by the Committee on the Date of Grant. Such purchase price shall not be less than 100% of the Fair Market Value of the Holding Company’s Common Stock on the Date of Grant. Shares may be purchased only upon full payment of the purchase price. Non-statutory Stock Options may be exercised pursuant to a “cashless exercise” (i.e., payment of the purchase price may be made, in whole or in part, through the surrender of shares by the Participant of Common Stock at the Fair Market Value of such shares on the date of surrender determined in the manner described in Section 2(k)), in accordance with applicable securities laws.

In the discretion of the Committee, payment for any shares subject to an Option may also be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the purchase price, and, if requested by the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

(b) Terms of Non-statutory Stock Options. The term during which each Non-statutory Stock Option may be exercised shall be determined by the Committee, but in no event shall a Non-statutory Stock Option be exercisable in whole or in part more than 10 years from the Date of Grant. The Committee shall determine the date on which each Non-statutory Stock Option shall become exercisable and may provide that a Non-statutory Stock Option shall become exercisable in installments. The shares comprising each installment may be purchased in whole or in part at any time after such installment becomes purchasable, subject to the terms of the Option agreement made pursuant to Section 13. The Committee may, in its sole discretion, accelerate the time at which any Non-statutory Stock Option may be exercised in whole or in part. Notwithstanding the above, in the event of a Change in Control, all Non-statutory Stock Options shall become immediately exercisable.

(c) Termination of Employment. Upon the termination of a Participant’s service for any reason other than Disability, Retirement, Change in Control, death, or Termination for Cause, the Participant’s Non-statutory Stock Options shall be exercisable only as to those shares which were immediately purchasable by the Participant at the date of termination and only for a period of three months following termination. In the event of Termination for Cause, all rights under the Participant’s Non-statutory Stock Options shall expire upon such Termination for Cause. In the event of the death or Disability of any Participant, or upon termination following a Change in Control, all Non-statutory Stock Options held by the Participant, whether or not exercisable at such time, shall be exercisable in full by the Participant or the legal representatives or beneficiaries of the Participant for one year or for such shorter or longer period as determined by the Committee on the Date of Grant, provided that in no event shall the period extend beyond the expiration of the Non-statutory Stock Option term as originally granted. In the event of the Retirement of any Participant (i) all Non-statutory Stock Options held by the Participant which were granted to the Participant before January 1, 1997, whether or not exercisable at such time, shall be exercisable in full by the Participant for one year or such shorter or longer period as determined by the Committee on the Date of Grant, provided that in no event shall the period extend beyond the expiration of the Non-statutory Stock Option term as originally granted, and (ii) unless otherwise determined by the Committee, all Non-statutory Stock Options held by the Participant which were granted to the Participant after December 31, 1996 shall be exercisable only as to those shares which were immediately purchasable by the Participant at the date of Retirement for one year or such shorter or longer period as determined by the Committee on the Date of Grant, provided that in no event shall the period extend beyond the expiration of the Non-statutory Stock Option term as originally granted.

For purposes of the Plan and each Option granted under the Plan, a Participant’s employment shall be deemed to have terminated at the close of business on the day preceding the first date on which he is no longer for any reason whatsoever employed by the Holding Company or any of its Affiliates; provided, however, that the Committee may deem in one or more particular cases that a leave of absence granted by the Holding Company or its Affiliate shall not result in the termination of the Participant’s employment. For purposes of the Plan and each Option granted under the Plan, a transfer of an employee from the Holding Company to an Affiliate or vice versa shall not result in the termination of such Participant’s employment.

8. Incentive Stock Options.

Subject to the Maximum Grant, the Committee may, from time to time, grant Incentive Stock Options to Participants. Incentive Stock Options granted pursuant to the Plan shall be subject to the following terms and conditions:

(a) Price. The purchase price per share of Common Stock deliverable upon the exercise of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of Common Stock on the Date of Grant. However, if a Participant owns stock possessing more than 10% of the total combined voting power of all classes of common stock of the Holding Company (or, under Section 424(d) of the Code, is deemed to own common stock of the Holding Company representing more than 10% of the total combined voting power of all such classes of common stock by reason of the ownership of such classes of common stock, directly or indirectly, by or for any brother, sister, spouse, ancestor or lineal descendent of such employee, or by or for any corporation, partnership, estate or trust of which such employee is a shareholder, partner or beneficiary), the purchase price per share of Common Stock deliverable upon the exercise of each Incentive Stock Option shall not be less than 110% of the Fair Market Value of

Common Stock on the Date of Grant. Shares may be purchased only upon payment of the full purchase price. Incentive Stock Options may be exercised pursuant to a “cashless exercise” (i.e., payment of the purchase price may be made, in whole or in part, through the surrender of shares by the Participant of Common Stock at the Fair Market Value of such shares on the date of surrender determined in the manner described in Section 2(k)), in accordance with applicable securities laws.

(b) Amounts of Incentive Stock Options. Incentive Stock Options may be granted to any eligible employee in such amounts as determined by the Committee. The aggregate Fair Market Value (determined as of the Date of Grant) of Common Stock with respect to which Incentive Stock Options granted are exercisable for the first time by the Participant during any calendar year (together with any incentive stock options under all other plans of the Participant’s employer corporation and its parent and subsidiary corporations) shall not exceed $100,000. The provisions of this Section 8(b) shall be construed and applied in accordance with Section 422(d) of the Code and the regulations, if any, promulgated thereunder. To the extent an Award by its terms purported to be an Incentive Stock Option under this Section 8 exceeds this $100,000 limit, the portion of the Award in excess of such limit shall be deemed a Non-statutory Stock Option.

(c) Terms of Incentive Stock Options. The term during which each Incentive Stock Option may be exercised shall be determined by the Committee, but in no event shall an Incentive Stock Option be exercisable in whole or in part more than ten (10) years from the Date of Grant. If at the time an Incentive Stock Option is granted to an employee, the employee owns Common Stock representing more than 10% of the total combined voting power of the Holding Company (or, under Section 424(d) of the Code, is deemed to own Common Stock representing more than 10% of the total combined voting power of all such classes of Common Stock, by reason of the ownership of such classes of Common Stock, directly or indirectly, by or for any brother, sister, spouse, ancestor or lineal descendent of such employee, or by or for any corporation, partnership, estate or trust of which such employee is a shareholder, partner or beneficiary), the Incentive Stock Option granted to such employee shall not be exercisable after the expiration of five (5) years from the Date of Grant. No Incentive Stock Option granted under this Plan is transferable except by will or the laws of descent and distribution and is exercisable in his lifetime only by the employee to whom it is granted.

The Committee shall determine the date on which each Incentive Stock Option shall become exercisable and may provide that an Incentive Stock Option shall become exercisable in installments. The shares comprising each installment may be purchased in whole or in part at any time after such installment becomes purchasable, subject to the terms of the Option agreement made pursuant to Section 12, provided that the amount able to be first exercised in a given year is consistent with the terms of Section 422 of the Code. The Committee may, in its sole discretion, accelerate the time at which any Incentive Stock Option may be exercised, in whole or in part, provided that it is consistent with the terms of Section 422 of the Code. Notwithstanding the above, in the event of a Change in Control, all Incentive Stock Options shall become immediately exercisable.

(d) Termination of Employment. Upon the termination of a Participant’s service for any reason other than Disability, Retirement, Change in Control, death, or Termination for

Cause, the Participant’s Incentive Stock Options shall be exercisable only as to those shares which were immediately purchasable by the Participant at the date of termination and only for a period of three months following termination. In the Event of Termination for Cause all rights under the Participant’s Incentive Stock Options shall expire upon such Termination for Cause.

In the event of death or Disability of any Participant, all Incentive Stock Options held by such Participant, whether or not exercisable at such time, shall be exercisable in full by the Participant or the Participant’s legal representatives or beneficiaries for one year following the date of the Participant’s death or cessation of employment due to Disability. Upon termination of the Participant’s service due to a Change in Control, all Incentive Stock Options held by such Participant, whether or not exercisable at such time, shall be exercisable in full for a period of one year or such shorter or longer period as determined by the Committee at the Date of Grant, provided, however, that such Option shall not be an Incentive Stock Option under this Plan in the event such Option is exercised more than three months following the date of the Participant’s termination due to a Change in Control. Upon termination of the Participant’s service due to Retirement (i) all Incentive Stock Options held by such Participant which were granted to the Participant before January 1, 1997, whether or not exercisable at such time, shall be exercisable in full for a period of one year or such shorter or longer period as determined by the Committee at the Date of Grant, and (ii) unless otherwise determined by the Committee, all Incentive Stock Options held by such Participant which were granted to the Participant after December 31, 1996 shall be exercisable only as to those shares which were immediately purchasable by the Participant at the date of termination due to Retirement for a period of one year or such shorter or longer period as determined by the Committee at the Date of Grant; provided, however, that in either case, such Option shall not be an Incentive Stock Option under this Plan in the event such Option is exercised more than three months following the date of the Participant’s termination due to Retirement. In no event shall the exercise period extend beyond the expiration of the Incentive Stock Option term as originally granted.

For purposes of the Plan and each Option granted under the Plan, a Participant’s employment shall be deemed to have terminated at the close of business on the day preceding the first date on which he is no longer for any reason whatsoever employed by the Holding Company or any of its Affiliates; provided, however, that the Committee may deem in one or more particular cases that a leave of absence granted by the Holding Company or its Affiliate shall not result in the termination of the Participant’s employment. For purposes of the Plan and each Option granted under the Plan, a transfer of an employee from the Holding Company to an Affiliate or vice versa shall not result in the termination of such Participant’s employment.

(e) Compliance with Code. Except as otherwise specified in Section 8(d), the Options granted under this Section 8 of the Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code, but the Company makes no warranty as to the qualification of any Option as an “incentive stock option” within the meaning of Section 422 of the Code.

9. Limited Rights.

Simultaneously with the grant of any Option, the Committee may grant a Limited Right with respect to all or some of the shares covered by such Option. Limited Rights granted under this Plan are subject to the following terms and conditions:

(a) Terms of Limited Rights. In no event shall a Limited Right be exercisable in whole or in part before the expiration of six months from the Date of Grant of the Limited Right. A Limited Right may be exercised only in the event of a Change in Control.

A Limited Right may be exercised only when the underlying Option is eligible to be exercised, and only when the Fair Market Value of the shares of Common Stock covered by the underlying Option on the day of exercise is greater than the exercise price of the related Option.

Upon exercise of a Limited Right, the related Option shall cease to be exercisable. Upon exercise or termination of an Option, any related Limited Rights shall terminate to the extent such Option has been exercised or terminated. The Limited Rights may be for no more than 100% of the difference between the exercise price and the Fair Market Value of the common Stock subject to the underlying Option. The Limited Right is transferable only when the underlying option is transferable and under the same conditions.

(b) Payment. Upon exercise of a Limited Right, the holder shall promptly receive from the Holding Company at amount of cash equal to the difference between the Fair Market Value on the Date of Grant of the related Option and the Fair Market Value of the underlying shares on the date the Limited Right is exercised, multiplied by the number of shares with respect to which such Limited Right is being exercised.

(c) Termination of Employment. Subject to the terms of Section 9(a), upon the termination of a Participant’s service for any reason other than Termination for Cause, any Limited Rights held by the Participant shall then be exercisable by the Participant or the Participant’s legal representative or beneficiaries for a period of one year following termination. In no event shall the period extend beyond the expiration of the term of the related Option. In the event of Termination for Cause, all Limited Rights held by the Participant shall expire immediately.

For purposes of the Plan and each Option granted under the Plan, a Participant’s employment shall be deemed to have terminated at the close of business on the day preceding the first date on which he is no longer for any reason whatsoever employed by the Holding Company or any of its Affiliates; provided, however, that the Committee may deem in one or more particular cases that a leave of absence granted by the Holding Company or its Affiliate shall not result in the termination of the Participant’s employment. For purposes of the Plan and each Option granted under the Plan, a transfer of an employee from the Holding Company to an Affiliate or vice versa shall not result in the termination of such Participant’s employment.

Notwithstanding the foregoing, if any right granted pursuant to this Section 9 would make a Change in Control transaction ineligible for pooling of interests accounting under APB No. 16 that but for this Section 9 would otherwise be eligible for such accounting treatment, the Committee shall have the ability to substitute for the cash otherwise payable pursuant to this Section 9, Stock with a Fair Market Value equal to the cash that would otherwise be payable hereunder.

10. Surrender of Option.

In the event of a Participant’s termination of employment as a result of death, Disability or Retirement, the Participant (or the Participant’s personal representative(s), heir(s), or devisee(s)) may, in a form acceptable to the Committee make application to the Committee to surrender all or part of Options held by such Participant in exchange for a cash payment from the Holding Company of an amount equal to the difference between the Fair Market Value of the Common Stock on the date of termination of employment and the exercise price per share of the Option on the Date of Grant; provided, however, that in the event of Retirement, the application must be submitted by the Participant within a “window period” as defined in Rule 16b-3(e)(3) under Section 16 of the Exchange Act. Whether the Committee accepts such application or determines to make payment, in whole or part, is within its absolute and sole discretion, it being expressly understood that the Committee is under no obligation to any Participant whatsoever to make such payments. In the event that the Committee accepts such application and the Company determines to make payment, such payment shall be in lieu of the exercise of the underlying Option and such Option shall cease to be exercisable.

11. Restricted Stock.

(a) Administration. Shares of Restricted Stock may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the officers and employees to whom and the time or times at which grants of Restricted Stock will be awarded, the number of shares to be awarded to any participant, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in Section 11(c). The Committee shall determine the conditions for vesting of shares of Restricted Stock; provided, however, that no shares of Restricted Stock shall vest prior to three years from the date of grant. Notwithstanding the previous sentence, the Committee shall have discretion to permit vesting of shares of Restricted Stock prior to three years from the date of grant under limited circumstances if the Committee determines that such earlier vesting is necessary to fulfill a legitimate corporate purpose such as retention of a key employee.

The Committee may condition the grant and vesting of Restricted Stock upon the attainment of specified performance goals of the participant or of the Company or subsidiary, division or department of the Company for or within which the participant is primarily employed or upon such other factors or criteria as the Committee shall determine. The provisions of Restricted Stock Awards need not be the same with respect to each recipient.

(b) Awards and Certificates. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of shares of Restricted Stock shall be registered in the name of such participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the GreenPoint Financial Corp. Amended and Restated 1994 Stock Incentive Plan and a Restricted Stock Agreement. Copies of such Plan and Agreement are on file at the offices of GreenPoint Financial Corp., 90 Park Avenue, New York, New York 10016.”

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the participant shall have delivered a stock power, endorsed in blank, relating to the Stock covered by such Award.

(c) Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

(i) Subject to the provisions of the Plan and the Restricted Stock Agreement referred to in Section 11(c)(vi), during a period set by the Committee, commencing with the date of such Award (the “Restriction Period”), the participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock. The Committee may provide for the lapse of such restrictions in installments or otherwise and may accelerate or waive such restrictions, in whole or in part, in each case based on period of service, performance of the participant or of the Company or the subsidiary, division or department for which the participant is employed or such other factors or criteria as the Committee may determine.

(ii) Except as provided in this paragraph (ii) and Section 11(c)(i) and the Restricted Stock Agreement, the participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any cash dividends. If so determined by the Committee in the applicable Restricted Stock Agreement, (1) cash dividends on the shares of Stock that are the subject of the Restricted Stock Award shall be automatically deferred and reinvested in additional Restricted Stock, and (2) dividends payable in Stock shall be paid in the form of Restricted Stock.

(iii) Except to the extent otherwise provided in the applicable Restricted Stock Agreement and Sections 11(c)(i) and 11(c)(iv), upon a participant’s termination of employment for any reason during the Restriction Period, all shares still subject to restriction shall be forfeited by the participant.

(iv) In the event of a participant’s termination of employment for any reason other than Termination for Cause, the Committee shall have the discretion to waive in whole or in part any or all remaining restrictions with respect to any or all of such participant’s shares of Restricted Stock.

(v) If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, unlegended certificates for such shares shall be delivered to the participant upon surrender of the legended certificates.

(vi) Each Award shall, if required by law, require the payment of the total par value of the Stock by the participant to the Company and shall be confirmed by, and be subject to the terms of, a Restricted Stock Agreement.

(vii) Notwithstanding the foregoing, all restrictions to which shares of Restricted Stock are subject shall lapse immediately upon a Change in Control.

12. Rights of a Shareholder; Nontransferability.

No Participant shall have any rights as a shareholder with respect to any shares covered by a Non-statutory and/or Incentive Stock Option until the date of issuance of a stock certificate for such shares, which shall be deemed to be the date the Participant becomes the record owner of such shares on the books of the Holding Company. Nothing in this Plan or in any Award granted confers on any person any right to continue in the employ of the Holding Company or its Affiliates or to continue to perform services for the Holding Company or its Affiliates or interferes in any way with the right of the Holding Company or its Affiliates to terminate a Participant’s services as an officer or other employee at any time. Options granted under the Plan shall not be affected by any change of duties or positions so long as the Participant continues to be an employee of the Holding Company or an Affiliate.

Nothing contained in the Plan or in any resolution adopted or to be adopted by the Board of Directors of the Holding Company or any of its Affiliates or the holders of Common Stock shall constitute the granting of an Option hereunder. The granting of an Option pursuant to the Plan shall take place on the day the Committee determines, pursuant to its authority under Section 3, to be the Date of Grant.

Except as otherwise provided in the immediately succeeding sentences with respect to Options, no Award under the Plan shall be transferable by the optionee other than by will or the laws of descent and distribution and may only be exercised during his lifetime by the optionee, or by a guardian or legal representative. No Option shall be transferable by the optionee other than (i) by will or the laws of descent and distribution; or (ii) in case of a Non-statutory Stock Option, as otherwise expressly permitted by the Committee, including, if so permitted, pursuant to a transfer to such optionee’s immediate family, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of this Plan, unless otherwise determined by the Committee, “immediate family” shall mean the optionee’s children, spouse and grandchildren. All Options shall be exercisable, subject to the terms of this Plan, only by the optionee, the guardian or legal representative of the optionee, or any person to whom such option is transferred pursuant to this paragraph, it being understood that the term “holder” and “optionee” include such guardian, legal representative and other transferee.

13. Agreement with Grantees.

Each Award of Options, and/or Limited Rights will be evidenced by a written Stock Option Agreement, executed by the Participant and the Holding Company or its Affiliates which describes the conditions for receiving the Awards including the date of Award, the purchase price if any, applicable periods, and any other terms and conditions as may be required by the Board of Directors or applicable securities law, including, in the case of Awards of Incentive

Stock Options, such terms and provisions as shall be requisite in the judgment of the Committee to provide for Options which qualify as “incentive stock options” as defined in Section 422 of the Code, including, but not by way of limitation, any amendment of the Code which supersedes Section 422, as amended. However, no Option granted by the Committee may be exercised after thirty (30) days after the Date of Grant unless prior to said thirtieth (30th) day a written Stock Option Agreement shall have been duly executed and delivered by the Participant, or on the Participant’s behalf by the Participant’s agent or attorney.

14. Designation of Beneficiary.

A Participant may, with the consent of the Committee, designate a person or persons to receive, in the event of death, any Award to which the Participant would then be entitled. Such designation will be made upon forms supplied by and delivered to the Holding Company and may be revoked in writing. If a Participant fails effectively to designate a beneficiary, then the Participant’s estate will be deemed to be the beneficiary.

15. Dilution and Other Adjustments.

In the event of any change in the outstanding shares of Common Stock of the Holding Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares effected without receipt or payment of consideration by the Company, the Committee will make such adjustments to previously granted Awards, to prevent dilution or enlargement of the rights of the Participant as it deems equitable in its sole discretion, including, without limitation, any or all of the following:

(a) adjustments in the aggregate number or kind of shares of Common Stock which may be awarded under the Plan;

(b) adjustments in the aggregate number or kind of shares of Common Stock covered by Awards already made under the Plan;

(c) adjustments in the purchase price of outstanding Incentive and/or Non-statutory Stock Options, or any Limited Rights attached to such Options.

No such adjustments may, however, materially change the value of benefits available to a Participant under a previously granted Award.

16. Withholding.

There may be deducted from each distribution of cash and/or Common Stock under the Plan the amount of tax required by any governmental authority to be withheld. Alternatively, a Participant may pay to the Company the amount of cash necessary to be withheld for taxes in lieu of any withholding of payments or distributions under this Plan. If a Participant elects to have such taxes withheld, the election must be made in compliance with Rule 16b-3 in order to receive exemptive treatment.

17. Amendment of the Plan.

The Board of Directors may at any time, and from time to time, modify or amend the Plan in any respect; provided, however, that Sections 7, 8 and 11 governing grants shall not be amended more than once every six months other than to comport with the Code or the Employee Retirement Income Security Act of 1974, as amended, if applicable, and, provided further, that if it has been determined by the Board of Directors to continue to qualify the Plan under the Securities and Exchange Commission Rule 16b-3, shareholder approval shall be required for any such modification or amendment which:

(a) increases the maximum number of shares for which Options may be granted under the Plan (subject, however, to the provisions of Section 15 hereof);

(b) reduces the exercise price at which Awards may be granted (subject, however, to the provisions of Section 15 hereof);

(c) extends the period during which Options may be granted or exercised beyond the times originally prescribed; or

(d) changes the persons eligible to participate in the Plan.

Failure to ratify or approve amendments or modifications to subsections (a) through (d) of this Section by shareholders shall be effective only as to the specific amendment or modification requiring such ratification. Other provisions, sections, and subsections of this Plan will remain in full force and effect.

No such termination, modification or amendment may affect the rights of a Participant under an outstanding Award.

18. Effective Date of Plan.

The Plan shall become effective upon the consummation of the conversion of The Green Point Savings Bank from the mutual to capital stock form of ownership (the “Effective Date”) on January 28, 1994. The Plan shall be presented to shareholders of the Holding Company for ratification for purposes of: (i) obtaining favorable treatment under Section 16(b) of the Exchange Act; (ii) satisfying one of the requirements of Section 422 of the Code governing the treatment for Incentive Stock Options; and (iii) maintaining listing on the NASDAQ National Market, provided, however, that if the Plan is not ratified within twelve (12) months of the Effective Date, the Plan shall remain in full force and effect, and any Incentive Stock Options granted under the Plan shall be deemed to be Non-statutory Stock Options provided that no grants may be made to an executive officer of the Company who was an executive officer on the date of the conversion unless this Plan is ratified by shareholders.

19. Termination of the Plan.

The right to grant Awards under the Plan will terminate upon the earlier of (i) ten (10) years after the Effective Date of the Plan or (ii) the issuance of Common Stock or the exercise of Options or related Limited Rights equivalent to the maximum number of shares reserved under the Plan as set forth in Section 5. The Board of Directors has the right to suspend or terminate the Plan at any time, provided that no such action will, without the consent of a Participant, adversely affect his rights under a previously granted Award.

20. Applicable Law.

The Plan will be administered in accordance with the laws of the State of Delaware.

21. Government and Other Regulations.

The obligation of the Holding Company to sell and deliver shares of Common Stock under Options granted under the Plan shall be subject to (i) all applicable laws, rules and regulations, and such approvals by any governmental agencies as may be required, including, but not by way of limitation, the effectiveness of a Registration Statement under the Securities Act of 1933, as amended, as deemed necessary or appropriate by counsel for the Holding Company, and (ii) the condition that the shares of Common Stock reserved for issuance upon the exercise of the Options granted under the Plan shall be traded on NASDAQ or on a national securities exchange.

22. Non-Exclusivity of the Plan.

Neither the adoption of the Plan by the Holding Company’s Board of Directors nor the submission of the Plan to the shareholders of the Holding Company for ratification and approval shall be construed as creating any limitations on the power of the Board of Directors to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.